Exhibit H(10)

EXPENSE LIMITATION AGREEMENT

This EXPENSE LIMITATION AGREEMENT (the “Agreement”) is between Massachusetts Mutual Life Insurance Company, a Massachusetts corporation (the “Manager”), and MassMutual Select Funds, a Massachusetts business trust (the “Trust”), effective as of the 3rd day of December, 2007.

WHEREAS, the Trust is an open-end diversified management investment company registered as such with the Securities and Exchange Commission pursuant to the Investment Company Act of 1940, as amended;

WHEREAS, MassMutual Select Blue Chip Growth Fund (the “Fund”) is a series of the Trust;

WHEREAS, the Manager is an investment adviser registered with the Commission as such under the Investment Advisers Act of 1940, as amended; and

WHEREAS, the Trust has appointed the Manager as its investment manager for the Fund and the Manager has agreed to act in such capacity upon the terms set forth in the relevant Investment Management Agreement;

NOW THEREFORE, the Trust and the Manager hereby agree as follows:

1.	Expense Limitation

The Manager agrees to waive 0.05% of the management fee for each class of the Fund through October 13, 2008. This agreement cannot be terminated unilaterally by the Manager.

IN WITNESS WHEREOF, the Trust and the Manager have caused this Agreement to be executed on the 3rd day of December, 2007.

MASSACHUSETTS MUTUAL LIFE
INSURANCE COMPANY

By:	/s/ Eric Wietsma
Eric Wietsma, Vice President

MASSMUTUAL SELECT FUNDS on behalf of the MassMutual Select Blue Chip Growth Fund

By:	/s/ Nicholas H. Palmerino
Nicholas H. Palmerino, CFO and Treasurer